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                                                                 Exhibit 3.1 "B"

                                                                       EXHIBIT A


                                     FORM OF
                          ARTICLES OF SECOND AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                         FRONT RANGE CAPITAL CORPORATION


     Front Range Capital Corporation (the "Company"), a corporation duly organized and existing under and by virtue of the Colorado Business Corporation Act, does hereby certify:

     FIRST: The name of the corporation is Front Range Capital Corporation.

     SECOND: On October 4, 2000, at a special meeting of the Board of Directors of the Company (the "Board") duly and properly held, the following amendment to the Company's articles of incorporation (the "Amendment") was adopted by the Board.

     THIRD: The Amendment was duly adopted by the Board under the authority vested in the Board under the Company's articles of incorporation and under
Section 7-106-102 and 7-108-205 of the Colorado Business Corporations Act . RESOLVED, that the Articles of Incorporation of the Company, (the "Articles of Incorporation"), be amended by the addition of Article Twelfth as follows:

     ARTICLE TWELFTH: Pursuant to the authority granted to and vested in the Board of Directors in ARTICLE FOURTH of the Company's Articles of Incorporation, as amended through the date hereof, the Board of Directors hereby authorizes the issuance of a series of the Company's authorized Preferred Stock, par value $0.01 per share. The new series shall be called 2000 Series B Cumulative Non-Convertible Preferred Stock (hereinafter the "2000 Preferred Stock"). The 2000 Preferred Stock includes the preferences, relative rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions for redemption, and other rights as follows:

     I. Designation. The class of shares of Preferred Stock hereby classified shall be the "2000 Series B Non-Convertible Cumulative Preferred Stock" and shall consist of 1,717 shares and shall have a face amount of One Thousand Dollars and 00/100 ($1,000 ) per share. The officers of the Company are hereby authorized and directed to determine the form of certificates representing shares of the 2000 Preferred Stock and to deliver such certificates to the purchasers of such 2000 Preferred Stock.

     II. Dividends. Commencing on September 30, 2000, the holders of the 2000 Preferred Stock shall be entitled to receive, out of funds at the time legally available for payment of distributions in the State of Colorado, a cumulative dividend per each share at the prime rate payable quarterly in equal installments on March 31, June 30, September 30 and December 31 of each year, if, as and when determined by the Board of Directors, before any distribution shall be set apart or paid on any common stock of the Company for such year. The 2000 Preferred Stock shall have the same right in priority with respect to